Equity Residential

First Quarter 2026

Earnings Release & Supplemental Information

Investor Relations
Marty McKenna
(312) 474-1300
investorrelations@eqr.com

Featured Communities:
Prism at Park Avenue South, New York
855 Brannan, San Francisco

First Quarter 2026 Results

Corporate Headquarters:
Two North Riverside Plaza
Chicago, IL 60606
(312) 474-1300

Information included in this supplemental package is unaudited.

NEWS RELEASE - FOR IMMEDIATE RELEASE

April 28, 2026

Equity Residential Reports First Quarter 2026 Results

San Francisco and New York Continue to Produce Strong Results

Chicago, IL – April 28, 2026 - Equity Residential (NYSE: EQR) today reported results for the quarter ended March 31, 2026.

First Quarter 2026 Results

All per share results are reported as available to common shares/units on a diluted basis.

	Quarter Ended March 31,
	2026	2025	$ Change	% Change
Earnings Per Share (EPS)	$0.24	$0.67	$(0.43)	(64.2%)
Funds from Operations (FFO) per share	$0.89	$0.94	$(0.05)	(5.3%)
Normalized FFO (NFFO) per share	$0.99	$0.95	$0.04	4.2%

Recent Highlights

•
For the first quarter of 2026 compared to the first quarter of 2025, same store revenues increased 2.2%, same store expenses increased 3.7% and same store Net Operating Income (NOI) increased 1.4%. The Company's resident Turnover of 7.8% in the first quarter of 2026 was the lowest in its history.
•
First quarter 2026 Blended Rate growth demonstrated a 130 basis point sequential improvement from the fourth quarter of 2025 to 1.5%.
•
On a same store cash basis, Leasing Concessions in the first quarter of 2026 were down 21% versus the first quarter of 2025, reflecting continued improvement in leasing amidst declining supply in our markets.
•
Compared to the first quarter of 2025, Physical Occupancy improved 10 basis points and Bad Debt, Net improved 10 basis points in the first quarter of 2026, reflecting solid demand and customer standing.
•
As previously announced, during the first quarter of 2026, the Company repurchased and retired approximately 3.5 million of its common shares at a weighted average purchase price of $63.42 per share, for an aggregate purchased amount of approximately $219.4 million.
•
During the first quarter of 2026, the Company increased the annual dividend on its common shares to $2.81 per share, a 1.4% increase over the 2025 annualized dividend.

“We have gotten off to a solid start to 2026 and are well positioned entering the peak leasing season. Our substantial exposure to the well performing San Francisco and New York markets drove operating performance in the first quarter that exceeded our expectations. These two markets are characterized by strong demand from our target higher earning renter demographic for our well-located apartment homes and modest levels of new supply,” said Mark J. Parrell, Equity Residential's President and CEO. "With new apartment supply levels set to decline for the foreseeable future across all our markets, we are continuing to see concessions decline, which provides the setup for pricing power in the latter half of the year. Combine that with a resilient U.S. economy, lifestyle preferences and cost considerations that favor rental housing and a country that remains significantly underhoused, we expect revenue performance to improve more broadly across our portfolio as the job market accelerates.”

Results Per Share

The change in EPS for the quarter ended March 31, 2026 compared to the same period of 2025 is due primarily to lower property sale gains, the various adjustment items listed on page 24 of this release and the items described below.

1

The per share change in FFO for the quarter ended March 31, 2026 compared to the same period of 2025 is due primarily to the various adjustment items listed on page 24 of this release and the items described below.

The per share change in Normalized FFO is due primarily to:

Positive/(Negative) Impact
First Quarter 2026 vs. First Quarter 2025
Residential same store NOI	$0.02
Lease-Up NOI	0.01
2025 transaction activity impact on NOI, net	(0.01)
Interest expense, net	(0.01)
Other items (primarily corporate overhead and share repurchase impacts) (1)	0.03
Net	$0.04

(1)
Corporate overhead includes property management and general administrative expenses.

The Company has a glossary of defined terms and related reconciliations of Non-GAAP financial measures on pages 26 through 31 of this release. Reconciliations and definitions of FFO and Normalized FFO are provided on pages 6, 28 and 29 of this release.

Same Store Results

The following table shows the total same store results for the periods presented (includes Residential and Non-Residential).

	First Quarter 2026 vs. First Quarter 2025	First Quarter 2026 vs. Fourth Quarter 2025
Apartment Units	78,885	81,821
Physical Occupancy	96.5% vs. 96.4%	96.4% vs. 96.1%

Revenues	2.2%	0.5%
Expenses	3.7%	6.0%
NOI	1.4%	(2.1%)

The following table reflects the detail of the change in Same Store Residential Revenues, which is presented on a GAAP basis showing Leasing Concessions on a straight-line basis.

	First Quarter 2026 vs. First Quarter 2025	First Quarter 2026 vs. Fourth Quarter 2025
	% Change	% Change
Same Store Residential Revenues- comparable period
Lease rates	1.7%	0.1%
Leasing Concessions	(0.2%)	0.0%
Vacancy gain (loss)	0.1%	0.2%
Bad Debt, Net	0.1%	0.1%
Other (1)	0.6%	0.1%
Same Store Residential Revenues- current period	2.3%	0.5%

(1)
Includes ancillary income, utility recoveries, early lease termination income, miscellaneous income and other items.

See page 11 for detail and reconciliations of Same Store Residential Revenues on a GAAP basis to Same Store Residential Revenues with Leasing Concessions on a cash basis.

2

Residential Same Store Operating Statistics

The following table includes select operating metrics for Residential Same Store Properties (for 78,885 same store apartment units):

	April 2026 (1)	Q1 2026	Q4 2025	Q1 2025
Physical Occupancy	96.3%	96.5%	96.2%	96.4%
Percentage of Residents Renewing by month/quarter	61.5%	61.6%	61.1%	61.5%

New Lease Change	(1.1%)	(2.8%)	(5.4%)	(2.6%)
Renewal Rate Achieved	5.3%	4.7%	4.4%	4.8%
Blended Rate	3.0%	1.5%	0.2%	1.5%

(1)
April 2026 results are preliminary as of April 28th.

Investments Activity

The Company did not acquire or sell any properties during the first quarter of 2026.

Capital Markets and Balance Sheet Activity

During the first quarter of 2026, the Company repurchased and retired approximately 3.5 million of its common shares at a weighted average purchase price of $63.42 per share, for an aggregate purchased amount of approximately $219.4 million. All common share repurchases were funded with excess disposition proceeds from 2025 sale activity.

Second Quarter 2026 Guidance

The Company has established guidance ranges for the second quarter of 2026 EPS, FFO per share and Normalized FFO per share as listed below:

Q2 2026 Guidance
EPS	$0.28 to $0.32
FFO per share	$0.97 to $1.01
Normalized FFO per share	$0.98 to $1.02

The difference between the first quarter of 2026 actual EPS of $0.24 and the second quarter of 2026 EPS guidance midpoint of $0.30 is due primarily to lower expected property sale gains, lower expected other expenses and the items described below.

The difference between the first quarter of 2026 actual FFO of $0.89 per share and the second quarter of 2026 FFO guidance midpoint of $0.99 per share is due primarily to lower expected other expenses and the items described below.

The difference between the first quarter of 2026 actual Normalized FFO of $0.99 per share and the second quarter of 2026 Normalized FFO guidance midpoint of $1.00 per share is due primarily to:

Expected Positive/(Negative) Impact
Second Quarter 2026 vs. First Quarter 2026
Residential same store NOI	$0.03
Interest expense, net	(0.01)
Corporate overhead	(0.01)
Net	$0.01

3

About Equity Residential

Equity Residential is committed to creating communities where people thrive. The Company, a member of the S&P 500, owns and manages 312 rental properties consisting of 85,211 apartment units in dynamic metro areas across the U.S. with a primary concentration in major coastal markets, diversified by a targeted presence in the high-growth metro areas of Atlanta, Dallas/Austin and Denver. For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws. These statements are based on current expectations, estimates, projections and assumptions made by management. While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, government regulations and competition. These and other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control. Forward-looking statements are not guarantees of future performance, results or events. Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

A live web cast of the Company’s conference call discussing these results will take place tomorrow, Wednesday, April 29, 2026 at 10:00 a.m. CT. Please visit the Investor section of the Company’s website at www.equityapartments.com for the webcast link.

4

Equity Residential

Consolidated Statements of Operations

(Amounts in thousands except per share data)

(Unaudited)

	Quarter Ended March 31,
	2026	2025
REVENUES
Rental income	$779,846	$760,810

EXPENSES
Property and maintenance	149,656	143,973
Real estate taxes and insurance	117,026	111,752
Property management	35,141	35,816
General and administrative	16,865	18,255
Depreciation	247,496	256,746
Total expenses	566,184	566,542

Net gain (loss) on sales of real estate properties	(32)	154,152
Interest and other income	2,238	1,692
Other expenses	(40,788)	(4,156)
Interest:
Expense incurred, net	(77,370)	(72,114)
Amortization of deferred financing costs	(2,145)	(2,144)
Income before income and other taxes, income (loss) from investments in unconsolidated entities and net gain (loss) on sales of land parcels	95,565	271,698
Income and other tax (expense) benefit	(422)	(422)
Income (loss) from investments in unconsolidated entities	(2,042)	(6,411)
Net gain (loss) on sales of land parcels	—	(67)
Net income	93,101	264,798
Net (income) loss attributable to Noncontrolling Interests:
Operating Partnership	(1,953)	(7,102)
Partially Owned Properties	(1,069)	(1,104)
Net income attributable to controlling interests	90,079	256,592
Preferred distributions	(356)	(356)
Net income available to Common Shares	$89,723	$256,236

Earnings per share – basic:
Net income available to Common Shares	$0.24	$0.68
Weighted average Common Shares outstanding	375,643	379,208

Earnings per share – diluted:
Net income available to Common Shares	$0.24	$0.67
Weighted average Common Shares outstanding	385,108	391,179

Distributions declared per Common Share outstanding	$0.7025	$0.6925

5

Equity Residential

Consolidated Statements of Funds From Operations and Normalized Funds From Operations

(Amounts in thousands except per share and Unit data)

(Unaudited)

	Quarter Ended March 31,
	2026	2025
Net income	$93,101	$264,798
Net (income) loss attributable to Noncontrolling Interests – Partially Owned Properties	(1,069)	(1,104)
Preferred distributions	(356)	(356)
Net income available to Common Shares and Units	91,676	263,338

Adjustments:
Depreciation	247,496	256,746
Depreciation – Non-real estate additions	(1,009)	(950)
Depreciation – Partially Owned Properties	(616)	(478)
Depreciation – Unconsolidated Properties	3,332	4,395
Net (gain) loss on sales of unconsolidated entities - operating assets	—	36
Net (gain) loss on sales of real estate properties	32	(154,152)
FFO available to Common Shares and Units	340,911	368,935

Adjustments (see note for additional detail):
Write-off of pursuit costs	954	1,321
Debt extinguishment and preferred share redemption (gains) losses	—	97
Non-operating asset (gains) losses	416	438
Other miscellaneous items	38,811	1,727
Normalized FFO available to Common Shares and Units	$381,092	$372,518

FFO	$341,267	$369,291
Preferred distributions	(356)	(356)
FFO available to Common Shares and Units	$340,911	$368,935
FFO per share and Unit – basic	$0.89	$0.95
FFO per share and Unit – diluted	$0.89	$0.94

Normalized FFO	$381,448	$372,874
Preferred distributions	(356)	(356)
Normalized FFO available to Common Shares and Units	$381,092	$372,518
Normalized FFO per share and Unit – basic	$0.99	$0.96
Normalized FFO per share and Unit – diluted	$0.99	$0.95

Weighted average Common Shares and Units outstanding – basic	383,819	389,719
Weighted average Common Shares and Units outstanding – diluted	385,108	391,179

Note: See Adjustments from FFO to Normalized FFO for additional detail regarding the adjustments from FFO to Normalized FFO. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

6

Equity Residential

Consolidated Balance Sheets

(Amounts in thousands except for share amounts)

(Unaudited)

	March 31,	December 31,
	2026	2025
ASSETS
Land	$5,573,564	$5,563,407
Depreciable property	24,828,057	24,705,540
Projects under development	85,966	100,561
Land held for development	57,919	86,341
Investment in real estate	30,545,506	30,455,849
Accumulated depreciation	(11,264,396)	(11,016,900)
Investment in real estate, net	19,281,110	19,438,949
Investments in unconsolidated entities[1]	325,566	325,939
Cash and cash equivalents	34,677	55,904
Restricted deposits	104,432	102,950
Right-of-use assets	452,318	454,916
Other assets	319,050	367,365
Total assets	$20,517,153	$20,746,023

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$1,590,859	$1,589,904
Notes, net	6,000,230	5,998,458
Line of credit and commercial paper	748,417	586,648
Accounts payable and accrued expenses	141,575	109,165
Accrued interest payable	52,479	73,860
Lease liabilities	303,813	304,575
Other liabilities	306,187	324,616
Security deposits	82,306	82,155
Distributions payable	269,392	267,508
Total liabilities	9,495,258	9,336,889

Commitments and contingencies

Redeemable Noncontrolling Interests – Operating Partnership	165,420	176,289
Equity:
Shareholders' equity:
Preferred Shares of beneficial interest, $0.01 par value; 100,000,000 shares authorized; 343,100 shares issued and outstanding as of March 31, 2026 and December 31, 2025	17,155	17,155
Common Shares of beneficial interest, $0.01 par value; 1,000,000,000 shares authorized; 374,674,719 shares issued and outstanding as of March 31, 2026 and 377,806,173 shares issued and outstanding as of December 31, 2025	3,747	3,778
Paid in capital	9,846,857	9,824,460
Retained earnings	800,704	1,193,931
Accumulated other comprehensive income (loss)	2,460	2,175
Total shareholders’ equity	10,670,923	11,041,499
Noncontrolling Interests:
Operating Partnership	187,137	192,135
Partially Owned Properties	(1,585)	(789)
Total Noncontrolling Interests	185,552	191,346
Total equity	10,856,475	11,232,845
Total liabilities and equity	$20,517,153	$20,746,023

1 Includes $260.9 million and $261.4 million in unconsolidated development and operating projects as of March 31, 2026 and December 31, 2025, respectively. See Partially Owned Properties and/or Development and Lease-Up Projects for additional detail on unconsolidated projects.

7

Equity Residential Portfolio Summary As of March 31, 2026

			% of Stabilized	Average
		Apartment	Budgeted	Rental
Markets/Metro Areas	Properties	Units	NOI	Rate
Los Angeles	56	14,433	16.0%	$2,985
Orange County	12	3,718	4.9%	3,040
San Diego	10	2,225	3.1%	3,313
Subtotal – Southern California	78	20,376	24.0%	3,031

San Francisco	41	11,569	16.4%	3,558
Washington, D.C.	42	13,553	14.7%	2,864
New York	34	8,685	14.4%	4,864
Boston	25	6,907	10.7%	3,719
Seattle	38	8,051	9.1%	2,723
Atlanta	22	6,420	4.4%	1,917
Denver	16	4,678	3.6%	2,135
Dallas/Austin	16	4,972	2.7%	1,886
Total	312	85,211	100.0%	$3,094

	Properties	Apartment Units
Wholly Owned Properties	297	81,539
Partially Owned Properties – Consolidated	12	2,656
Partially Owned Properties – Unconsolidated	3	1,016
	312	85,211

Note: Projects under development are not included in the Portfolio Summary until construction has been completed.

1st Quarter 2026 Earnings Release	8

Equity Residential

Portfolio Rollforward Q1 2026

($ in thousands)

	Properties	Apartment Units
12/31/2025	312	85,190

Configuration Changes	—	21
3/31/2026	312	85,211

1st Quarter 2026 Earnings Release	9

Equity Residential

First Quarter 2026 vs. First Quarter 2025

Same Store Results/Statistics Including 78,885 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Q1 2026	$746,478	$248,558	$497,920	$3,154	96.5%	7.8%
Q1 2025	$730,628	$239,621	$491,007	$3,086	96.4%	7.9%
Change	$15,850	$8,937	$6,913	$68	0.1%	(0.1%)

Change	2.2%	3.7%	1.4%	2.2%

First Quarter 2026 vs. Fourth Quarter 2025

Same Store Results/Statistics Including 81,821 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Q1 2026	$763,082	$254,689	$508,393	$3,113	96.4%	7.8%
Q4 2025	$759,439	$240,351	$519,088	$3,106	96.1%	8.3%
Change	$3,643	$14,338	$(10,695)	$7	0.3%	(0.5%)

Change	0.5%	6.0%	(2.1%)	0.2%

1st Quarter 2026 Earnings Release	10

Equity Residential

Same Store Residential Revenues – GAAP to Cash Basis (1)

($ in thousands)

	First Quarter 2026 vs. First Quarter 2025		First Quarter 2026 vs. Fourth Quarter 2025
	78,885 Same Store Apartment Units		81,821 Same Store Apartment Units
	Q1 2026	Q1 2025	Q1 2026	Q4 2025
Same Store Residential Revenues (GAAP Basis)	$719,667	$703,612	$736,271	$732,488
Leasing Concessions amortized	6,946	5,681	7,459	7,291
Leasing Concessions granted	(5,443)	(6,924)	(5,975)	(7,963)
Same Store Residential Revenues with Leasing Concessions on a cash basis	$721,170	$702,369	$737,755	$731,816

% change - GAAP revenue	2.3%		0.5%

% change - cash revenue	2.7%		0.8%

(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail.

Same Store Net Operating Income By Quarter

Including 78,885 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands)

	Q1 2026	Q4 2025	Q3 2025	Q2 2025	Q1 2025
Same store revenues	$746,478	$742,894	$742,962	$737,998	$730,628
Same store expenses	248,558	234,570	239,401	233,991	239,621
Same store NOI	$497,920	$508,324	$503,561	$504,007	$491,007

1st Quarter 2026 Earnings Release	11

Equity Residential First Quarter 2026 vs. First Quarter 2025 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year's Quarter
Markets/Metro Areas	Apartment Units	Q1 2026 % of Actual NOI	Q1 2026 Average Rental Rate	Q1 2026 Weighted Average Physical Occupancy %	Q1 2026 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	13,836	16.5%	$2,984	95.7%	8.6%	0.7%	4.5%	(1.0%)	0.7%	0.0%	(0.4%)
Orange County	3,718	5.2%	3,040	95.9%	7.9%	2.1%	1.7%	2.2%	2.6%	(0.4%)	0.7%
San Diego	2,225	3.4%	3,313	96.0%	8.8%	1.3%	2.5%	1.0%	1.7%	(0.3%)	0.1%
Subtotal – Southern California	19,779	25.1%	3,031	95.8%	8.5%	1.1%	3.9%	(0.1%)	1.2%	(0.1%)	(0.1%)

San Francisco	11,344	17.4%	3,553	97.7%	8.4%	6.5%	1.5%	8.7%	5.6%	0.9%	0.1%
Washington, D.C.	12,928	14.9%	2,879	96.3%	6.2%	1.7%	4.7%	0.2%	2.8%	(1.1%)	0.1%
New York	8,235	14.3%	4,916	97.9%	5.6%	4.6%	2.3%	6.4%	4.3%	0.3%	(0.7%)
Boston	6,907	10.4%	3,719	95.8%	6.9%	1.5%	7.1%	(0.9%)	1.4%	0.0%	(0.2%)
Seattle	8,050	9.2%	2,723	96.1%	9.0%	2.0%	5.7%	0.4%	2.4%	(0.4%)	0.3%
Denver	3,972	3.4%	2,140	96.8%	9.0%	(5.9%)	2.6%	(9.8%)	(7.7%)	1.7%	(1.8%)
Atlanta	4,126	3.1%	1,946	96.2%	8.7%	(2.0%)	6.3%	(6.2%)	(2.6%)	0.6%	0.4%
Dallas/Austin	3,544	2.2%	1,810	95.7%	9.5%	(1.3%)	(3.6%)	0.4%	(2.0%)	0.6%	(0.6%)

Total	78,885	100.0%	$3,154	96.5%	7.8%	2.3%	3.5%	1.7%	2.2%	0.1%	(0.1%)

Note: The above table reflects Residential same store results only. Residential operations account for more than 96.0% of total revenues for the quarter ended March 31, 2026.

1st Quarter 2026 Earnings Release	12

Equity Residential First Quarter 2026 vs. Fourth Quarter 2025 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Quarter
Markets/Metro Areas	Apartment Units	Q1 2026 % of Actual NOI	Q1 2026 Average Rental Rate	Q1 2026 Weighted Average Physical Occupancy %	Q1 2026 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	13,836	16.1%	$2,984	95.7%	8.6%	0.1%	5.1%	(2.3%)	0.3%	(0.2%)	(0.3%)
Orange County	3,718	5.1%	3,040	95.9%	7.9%	0.2%	3.3%	(0.6%)	1.0%	(0.6%)	(0.1%)
San Diego	2,225	3.4%	3,313	96.0%	8.8%	(0.1%)	2.2%	(0.7%)	(0.1%)	0.0%	(2.0%)
Subtotal – Southern California	19,779	24.6%	3,031	95.8%	8.5%	0.1%	4.6%	(1.7%)	0.4%	(0.2%)	(0.5%)

San Francisco	11,344	17.0%	3,553	97.7%	8.4%	2.2%	5.2%	1.0%	1.4%	0.8%	(0.9%)
Washington, D.C.	12,928	14.6%	2,879	96.3%	6.2%	0.2%	9.9%	(4.1%)	0.1%	0.0%	(1.0%)
New York	8,235	14.0%	4,916	97.9%	5.6%	1.1%	3.5%	(0.6%)	0.8%	0.3%	(0.2%)
Boston	6,907	10.1%	3,719	95.8%	6.9%	(0.1%)	11.5%	(4.8%)	0.1%	(0.2%)	0.4%
Seattle	8,050	9.1%	2,723	96.1%	9.0%	(0.3%)	8.2%	(3.5%)	(0.1%)	(0.2%)	1.1%
Atlanta	6,190	4.5%	1,922	96.0%	8.3%	0.8%	4.8%	(1.3%)	(0.9%)	1.5%	(0.9%)
Denver	4,469	3.7%	2,143	96.8%	9.1%	(1.5%)	0.4%	(2.4%)	(2.8%)	1.3%	(1.7%)
Dallas/Austin	3,919	2.4%	1,853	95.3%	9.8%	0.0%	2.0%	(1.4%)	(0.9%)	0.8%	(1.3%)

Total	81,821	100.0%	$3,113	96.4%	7.8%	0.5%	5.8%	(2.0%)	0.2%	0.3%	(0.5%)

Note: The above table reflects Residential same store results only. Residential operations account for more than 96.0% of total revenues for the quarter ended March 31, 2026.

1st Quarter 2026 Earnings Release	13

Equity Residential

First Quarter 2026 vs. First Quarter 2025

Total Same Store Operating Expenses Including 78,885 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands)

	Q1 2026	Q1 2025	$ Change (1)	% Change	% of Q1 2026 Operating Expenses
Real estate taxes	$98,680	$95,910	$2,770	2.9%	39.7%
On-site payroll	44,593	44,517	76	0.2%	17.9%
Utilities	42,813	40,120	2,693	6.7%	17.2%
Repairs and maintenance	32,435	30,243	2,192	7.2%	13.1%
Insurance	9,994	9,568	426	4.5%	4.0%
Leasing and advertising	3,534	2,924	610	20.8%	1.4%
Other on-site operating expenses	16,509	16,339	170	1.0%	6.7%
Total Same Store Operating Expenses (2)	$248,558	$239,621	$8,937	3.7%	100.0%

(1)
The quarter-over-quarter changes were primarily driven by the following factors:

Real estate taxes – Increase due to escalation in rates and assessed values.

On-site payroll – Sub-inflationary growth due to the impact of various innovation initiatives and lower employee benefit costs.

Utilities – Increase primarily driven by higher commodity prices, particularly impacting electricity and gas.

Repairs and maintenance – Increase primarily driven by costs associated with the implementation of various resident technology initiatives (including bulk Wi-Fi programs), which is more than offset by a corresponding increase in same store revenues.

Insurance – Increase primarily driven by higher general liability premiums and property casualty losses, partially offset by lower property premiums.

Leasing and advertising – Increase primarily driven by higher interactive marketing/advertising costs and certain one-time broker fee costs related to Non-Residential leasing activity.

Other on-site operating expenses – Increase primarily due to higher association fees and other expenses.

(2)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

1st Quarter 2026 Earnings Release	14

Equity Residential

Debt Summary as of March 31, 2026

($ in thousands)

	Debt Balances (1)	% of Total	Weighted Average Rates (1)	Weighted Average Maturities (years)
Secured	$1,590,859	19.1%	3.68%	5.7
Unsecured	6,748,647	80.9%	3.80%	6.5
Total	$8,339,506	100.0%	3.78%	6.3
Fixed Rate Debt:
Secured – Conventional	$1,404,284	16.9%	3.86%	5.2
Unsecured – Public	6,000,230	71.9%	3.79%	7.3
Fixed Rate Debt	7,404,514	88.8%	3.80%	6.9
Floating Rate Debt:
Secured – Tax Exempt	186,575	2.2%	2.32%	9.2
Unsecured – Revolving Credit Facility	—	—	4.40%	4.7
Unsecured – Commercial Paper Program (2)	748,417	9.0%	3.91%	—
Floating Rate Debt	934,992	11.2%	3.56%	1.9
Total	$8,339,506	100.0%	3.78%	6.3
(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)
At March 31, 2026, the weighted average maturity of commercial paper outstanding was 14 days. The weighted average amount outstanding for the quarter ended March 31, 2026 was approximately $683.4 million.

Note: The Company capitalized interest of approximately $2.6 million and $3.9 million during the quarters ended March 31, 2026 and 2025, respectively.

1st Quarter 2026 Earnings Release	15

Equity Residential

Debt Maturity Schedule as of March 31, 2026

($ in thousands)

Year	Fixed Rate	Floating Rate		Total	% of Total	Weighted Average Coupons on Fixed Rate Debt (1)	Weighted Average Coupons on Total Debt (1)
2026	$592,025	$756,920	(2)	$1,348,945	16.1%	3.58%	3.87%
2027	400,000	8,200		408,200	4.9%	3.25%	3.23%
2028	900,000	9,000		909,000	10.8%	3.79%	3.78%
2029	888,120	9,700		897,820	10.7%	3.30%	3.30%
2030	1,148,462	10,800		1,159,262	13.8%	2.53%	2.53%
2031	528,500	37,700		566,200	6.7%	1.94%	1.97%
2032	500,000	26,100		526,100	6.3%	4.95%	4.84%
2033	550,000	—		550,000	6.5%	5.22%	5.22%
2034	600,000	—		600,000	7.1%	4.65%	4.65%
2035	—	25,175		25,175	0.3%	—	1.65%
2036+	1,350,850	61,785		1,412,635	16.8%	4.39%	4.26%
Subtotal	7,457,957	945,380		8,403,337	100.0%	3.72%	3.72%
Deferred Financing Costs and Unamortized (Discount)	(53,443)	(10,388)		(63,831)	N/A	N/A	N/A
Total	$7,404,514	$934,992		$8,339,506	100.0%	3.72%	3.72%
(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)
Includes $749.5 million in principal outstanding on the Company's Commercial Paper Program.

1st Quarter 2026 Earnings Release	16

Equity Residential

Selected Unsecured Public Debt Covenants

	March 31,	December 31,
	2026	2025
Debt to Adjusted Total Assets (not to exceed 60%)	27.9%	27.4%

Secured Debt to Adjusted Total Assets (not to exceed 40%)	6.1%	6.1%

Consolidated Income Available for Debt Service to Maximum Annual Service Charges (must be at least 1.5 to 1)	5.60	5.77

Total Unencumbered Assets to Unsecured Debt (must be at least 125%)	466.1%	477.1%

Note: These selected covenants represent the most restrictive financial covenants relating to ERP Operating Limited Partnership's ("ERPOP") outstanding public debt securities. Equity Residential is the general partner of ERPOP.

Selected Credit Ratios

	March 31,	December 31,
	2026	2025
Total debt to Normalized EBITDAre	4.38x	4.32x

Net debt to Normalized EBITDAre	4.35x	4.27x

Unencumbered NOI as a % of total NOI	90.1%	90.3%

Note: See Normalized EBITDAre Reconciliations for detail.

1st Quarter 2026 Earnings Release	17

Equity Residential

Capital Structure as of March 31, 2026

(Amounts in thousands except for share/unit and per share amounts)

Secured Debt			$1,590,859	19.1%
Unsecured Debt			6,748,647	80.9%
Total Debt			8,339,506	100.0%	26.8%
Common Shares (includes Restricted Shares)	374,674,719	97.6%
Units (includes OP Units and Restricted Units)	9,325,548	2.4%
Total Shares and Units	384,000,267	100.0%
Common Share Price at March 31, 2026	$59.15
			22,713,616	99.9%
Perpetual Preferred Equity (see below)			17,155	0.1%
Total Equity			22,730,771	100.0%	73.2%

Total Market Capitalization			$31,070,277		100.0%

Perpetual Preferred Equity as of March 31, 2026

(Amounts in thousands except for share and per share amounts)

Series	Call Date	Outstanding Shares	Liquidation Value	Annual Dividend Per Share	Annual Dividend Amount
Preferred Shares:
8.29% Series K	12/10/26	343,100	$17,155	$4.145	$1,422

1st Quarter 2026 Earnings Release	18

Equity Residential Common Share and Unit Weighted Average Amounts Outstanding

	Q1 2026	Q1 2025
Weighted Average Amounts Outstanding for Net Income Purposes:
Common Shares - basic	375,642,927	379,207,994
Shares issuable from assumed conversion/vesting of:
- OP Units	8,175,672	10,511,169
- long-term compensation shares/units	1,288,946	1,460,268
Total Common Shares and Units - diluted	385,107,545	391,179,431

Weighted Average Amounts Outstanding for FFO and Normalized FFO Purposes:
Common Shares - basic	375,642,927	379,207,994
OP Units - basic	8,175,672	10,511,169
Total Common Shares and OP Units - basic	383,818,599	389,719,163
Shares issuable from assumed conversion/vesting of:
- long-term compensation shares/units	1,288,946	1,460,268
Total Common Shares and Units - diluted	385,107,545	391,179,431

Period Ending Amounts Outstanding:
Common Shares (includes Restricted Shares)	374,674,719	379,840,678
Units (includes OP Units and Restricted Units)	9,325,548	11,723,272
Total Shares and Units	384,000,267	391,563,950

1st Quarter 2026 Earnings Release	19

Equity Residential Partially Owned Properties as of March 31, 2026 (Amounts in thousands except for project/property and apartment unit amounts)

Partially Owned Properties	Weighted Average Ownership Percentage	Total Properties	Total Apartment Units	Q1 2026 NOI	Q1 2026 Interest Expense	Total Debt
CONSOLIDATED:
Projects Under Development (1) (3)	95.0%	—	—	$523	$—	$—
Operating properties (stabilized)	86.0%	12	2,656	16,406	255	28,344
Total Partially Owned Properties - Consolidated		12	2,656	16,929	255	28,344

UNCONSOLIDATED:
Projects Under Development (2) (3)	95.0%	—	—	77	206	99,301
Operating properties (stabilized)	72.2%	3	1,016	5,460	2,520	212,499
Total Partially Owned Properties - Unconsolidated		3	1,016	5,537	2,726	311,800

Total Partially Owned Properties		15	3,672	$22,466	$2,981	$340,144

(1)
The Company is currently developing one property, which is expected to add 440 apartment units upon completion.
(2)
The Company is currently developing two properties, which are expected to add 639 apartment units upon completion.
(3)
See Development and Lease-Up Projects for more information.

Note: Partially owned consolidated and unconsolidated amounts are presented at 100% of the project/property. This schedule only includes those projects/properties that are partially owned at March 31, 2026.

1st Quarter 2026 Earnings Release	20

Equity Residential Development and Lease-Up Projects as of March 31, 2026 (Amounts in thousands except for project and apartment unit amounts)

								Estimated/Actual
Projects	Location	Ownership Percentage	No. of Apartment Units	Total Budgeted Capital Cost	Total Book Value to Date	Total Debt (1)	Percentage Completed	Start Date	Initial Occupancy	Completion Date	Stabilization Date	Percentage Leased / Occupied
CONSOLIDATED:
Projects Under Development:
The Basin	Wakefield, MA	95%	440	$232,172	$211,966	$—	96%	Q1 2024	Q3 2025	Q2 2026	Q2 2027	43% / 35%
173 Reservoir	Canton, GA	100%	240	60,812	15,238	—	10%	Q1 2026	Q3 2027	Q1 2028	Q4 2028	– / –
Continuum	Alpharetta, GA	100%	280	113,649	29,298	—	8%	Q1 2026	Q3 2027	Q2 2028	Q4 2028	– / –
Projects Under Development - Consolidated			960	406,633	256,502	—

Projects Completed and Stabilized During the Quarter:
Lorien (fka Laguna Clara II)	Santa Clara, CA	100%	225	149,521	149,338	—	100%	Q2 2022	Q1 2025	Q1 2025	Q1 2026	99% / 98%
Projects Completed and Stabilized During the Quarter - Consolidated			225	149,521	149,338	—

UNCONSOLIDATED:
Projects Under Development:
Modera Bridle Trails	Kirkland, WA	95%	369	185,282	145,787	52,996	83%	Q3 2024	Q3 2026	Q3 2026	Q1 2028	– / –
Modera South Shore	Marshfield, MA	95%	270	121,918	104,518	46,305	89%	Q3 2024	Q3 2025	Q4 2026	Q2 2027	36% / 28%
Projects Under Development - Unconsolidated			639	307,200	250,305	99,301

Total Development Projects - Consolidated			1,185	556,154	405,840	—
Total Development Projects - Unconsolidated			639	307,200	250,305	99,301
Total Development Projects			1,824	$863,354	$656,145	$99,301

NOI CONTRIBUTION FROM DEVELOPMENT PROJECTS	Total Budgeted Capital Cost	Q1 2026 NOI
Projects Under Development - Consolidated	$406,633	$523
Projects Completed and Stabilized During the Quarter - Consolidated	149,521	1,705
Projects Under Development - Unconsolidated	307,200	77
	$863,354	$2,305

(1)
All unconsolidated projects are being partially funded with third party, project-specific construction loans, none of which are recourse to the Company.

1st Quarter 2026 Earnings Release	21

Equity Residential Residential Capital Expenditures to Real Estate For the Quarter Ended March 31, 2026 (Amounts in thousands except for apartment unit and per apartment unit amounts)

	Same Store Properties		Non-Same Store Properties		Total Consolidated Properties	Same Store Avg. Per Apartment Unit

Total Consolidated Apartment Units	78,885		5,310		84,195

Recurring Capital Expenditures	$32,068		$3,512		$35,580	$407

NOI-Enhancing Expenditures:
Renovation Expenditures	15,229	(1)	1,575	(3)	16,804	193
Other (2)	4,967		1,271		6,238	63
Total NOI-Enhancing Expenditures	20,196		2,846		23,042	256

Total Capital Expenditures to Real Estate (4)	$52,264		$6,358		$58,622	$663

(1)
Renovation Expenditures on 533 same store apartment units for the quarter ended March 31, 2026 approximated $29,000 per apartment unit renovated.
(2)
Includes sustainability, property-level technology and Accessory Dwelling Units (ADU) spend.
(3)
Includes expenditures for one property that has been removed from same store while undergoing major renovations requiring a significant number of apartment units to be vacated to accommodate the extensive planned improvements. The renovation is expected to continue through the fourth quarter of 2026 and is being paid for, in part, by funds from a replacement reserve account required by the ground lease arrangement.
(4)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

Note: Non-Residential Capital Expenditures to Real Estate were approximately $3.4 million for both Same Store Properties and Total Consolidated Properties.

1st Quarter 2026 Earnings Release	22

Equity Residential
Normalized EBITDAre Reconciliations
(Amounts in thousands)

	Trailing Twelve Months		2026	2025
	March 31, 2026	December 31, 2025	Q1	Q4	Q3	Q2	Q1
Net income	$980,252	$1,151,949	$93,101	$391,498	$296,868	$198,785	$264,798
Interest expense incurred, net	312,054	306,798	77,370	79,226	80,141	75,317	72,114
Amortization of deferred financing costs	8,769	8,768	2,145	2,399	2,122	2,103	2,144
Amortization of above/below market lease intangibles	4,610	4,610	1,152	1,152	1,153	1,153	1,152
Depreciation	1,001,150	1,010,400	247,496	258,108	254,657	240,889	256,746
Income and other tax expense (benefit)	1,585	1,585	422	361	395	407	422
EBITDA	2,308,420	2,484,110	421,686	732,744	635,336	518,654	597,376

Net (gain) loss on sales of real estate properties	(472,204)	(626,388)	32	(271,271)	(142,685)	(58,280)	(154,152)
Net (gain) loss on sales of unconsolidated entities - operating assets	(2,817)	(2,781)	—	(2,643)	—	(174)	36
EBITDAre	1,833,399	1,854,941	421,718	458,830	492,651	460,200	443,260

Write-off of pursuit costs (other expenses)	7,368	7,735	954	1,613	4,074	727	1,321
(Income) loss from investments in unconsolidated entities - operations	16,723	21,089	2,009	5,563	3,981	5,170	6,375
Net (gain) loss on sales of unconsolidated entities - non-operating assets	640	607	33	607	—	—	—
Net (gain) loss on sales of land parcels	13	80	—	—	2	11	67
Realized (gain) loss on investment securities (interest and other income)	11	51	—	—	2	9	40
Unrealized (gain) loss on investment securities (interest and other income)	(25,399)	(25,399)	—	—	(25,399)	—	—
Insurance/litigation settlement or reserve income (interest and other income)	(382)	(199)	(281)	—	—	(101)	(98)
Insurance/litigation/environmental settlement or reserve expense (other expenses) (1)	83,583	48,668	36,627	17,950	25,857	3,149	1,712
Advocacy contributions (other expenses)	3,197	966	2,444	360	208	185	213
Employment tax refund (interest and other income)	(16,867)	(16,867)	—	—	(16,867)	—	—
Other	52	(69)	21	—	20	11	(100)
Normalized EBITDAre	$1,902,338	$1,891,603	$463,525	$484,923	$484,529	$469,361	$452,790

Balance Sheet Items:	March 31, 2026	December 31, 2025
Total debt	$8,339,506	$8,175,010
Cash and cash equivalents	(34,677)	(55,904)
Mortgage principal reserves/sinking funds	(35,593)	(33,143)
Net debt	$8,269,236	$8,085,963

(1)
Insurance/litigation/environmental settlement or reserve expense includes reserves relating to various legal proceedings being defended by the Company.

Note: EBITDA, EBITDAre and Normalized EBITDAre do not include any adjustments for the Company’s share of partially owned unconsolidated entities due to the immaterial size of the Company’s partially owned unconsolidated portfolio.

1st Quarter 2026 Earnings Release	23

Equity Residential
Adjustments from FFO to Normalized FFO
(Amounts in thousands)

	Quarter Ended March 31,
	2026	2025	Variance

Impairment – non-operating real estate assets	$—	$—	$—

Write-off of pursuit costs (other expenses)	954	1,321	(367)

Write-off of unamortized deferred financing costs (interest expense)	—	97	(97)
Debt extinguishment and preferred share redemption (gains) losses	—	97	(97)

Net (gain) loss on sales of land parcels	—	67	(67)
(Income) loss from investments in unconsolidated entities ─ non-operating assets	416	331	85
Realized (gain) loss on investment securities (interest and other income)	—	40	(40)
Non-operating asset (gains) losses	416	438	(22)

Insurance/litigation settlement or reserve income (interest and other income)	(281)	(98)	(183)
Insurance/litigation/environmental settlement or reserve expense (other expenses) (1)	36,627	1,712	34,915
Advocacy contributions (other expenses)	2,444	213	2,231
Other	21	(100)	121
Other miscellaneous items	38,811	1,727	37,084

Adjustments from FFO to Normalized FFO	$40,181	$3,583	$36,598

(1)
Insurance/litigation/environmental settlement or reserve expense includes reserves relating to various legal proceedings being defended by the Company.

Note: See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

1st Quarter 2026 Earnings Release	24

Equity Residential Normalized FFO Guidance and Assumptions

The guidance/projections provided below are based on current expectations and are forward-looking. All guidance is given on a Normalized FFO basis. Therefore, certain items excluded from Normalized FFO, such as debt extinguishment costs/prepayment penalties and the write-off of pursuit costs, are not included in the estimates provided on this page. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

	Q2 2026	Revised Full Year 2026	Previous Full Year 2026

2026 Normalized FFO Guidance (per share diluted)

Expected Normalized FFO Per Share	$0.98 to $1.02	$4.02 to $4.14	$4.02 to $4.14

2026 Same Store Assumptions (includes Residential and Non-Residential)

	Physical Occupancy	96.4%	96.4%
	Revenue change	1.2% to 3.2%	1.2% to 3.2%
	Expense change	3.0% to 4.0%	3.0% to 4.0%
	NOI change (1)	0.5% to 2.5%	0.5% to 2.5%

2026 Transaction Assumptions

	Consolidated rental acquisitions	N/A	N/A
	Consolidated rental dispositions	$165.0M	N/A

2026 Debt Assumptions

	Weighted average debt outstanding	$8.28B to $8.48B	$8.33B to $8.53B
	Interest expense, net (on a Normalized FFO basis)	$318.0M to $324.0M	$321.0M to $327.0M
	Capitalized interest	$6.3M to $8.3M	$6.3M to $8.3M

2026 Capital Expenditures to Real Estate Assumptions for Residential Same Store Properties

	NOI-Enhancing Capital Expenditures for Residential Same Store Properties (2)	$125.0M	$125.0M
	Recurring Capital Expenditures for Residential Same Store Properties	$185.0M	$185.0M
	Capital Expenditures to Real Estate for Residential Same Store Properties	$310.0M	$310.0M

2026 Other Guidance Assumptions

	Property management expense	$142.0M to $144.0M	$142.0M to $144.0M
	General and administrative expense	$59.0M to $64.0M	$59.0M to $64.0M
	Income (loss) from investments in unconsolidated entities (on a Normalized FFO basis) (3)	$1.0M to $5.0M	$1.0M to $5.0M
	Debt offerings	$500.0M to $1.0B	$500.0M to $1.0B
	Weighted average Common Shares and Units - Diluted	384.2M	384.2M

(1)
Approximately 20 basis point change in NOI percentage = $0.01 per share change in EPS/FFO per share/Normalized FFO per share.
(2)
During 2026, the Company expects to spend approximately $90.0 million for apartment unit Renovation Expenditures on approximately 2,900 Residential same store apartment units at an average cost of approximately $31,000 per apartment unit renovated. The remainder of the NOI-Enhancing spend includes other items, such as sustainability, property-level technology and ADU expenditures.
(3)
Income (loss) from investments in unconsolidated entities (on a Normalized FFO basis) primarily consists of our share of both Lease-Up NOI and interest expense, net that is no longer being capitalized from the recently completed unconsolidated development projects referenced on pages 20 and 21.

1st Quarter 2026 Earnings Release	25

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

This Earnings Release and Supplemental Financial Information includes certain non-GAAP financial measures and other terms that management believes are helpful in understanding our business. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other real estate investment trusts (“REIT”) and, accordingly, may not be comparable. These non-GAAP financial measures should not be considered as an alternative to net earnings or any other measurement of performance computed in accordance with accounting principles generally accepted in the United States (“GAAP”) or as an alternative to cash flows from specific operating, investing or financing activities. Furthermore, these non-GAAP financial measures are not intended to be a measure of cash flow or liquidity.

Acquisition Capitalization Rate or Cap Rate – NOI that the Company anticipates receiving in the next 12 months (or the year two or three stabilized NOI for properties that are in lease-up at acquisition) less an estimate of property management costs/management fees allocated to the project (generally ranging from 3.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross purchase price of the asset. The weighted average Acquisition Cap Rate for acquired properties is weighted based on the projected NOI streams and the relative purchase price for each respective property.

Average Rental Rate – Total Residential rental revenues reflected on a straight-line basis in accordance with GAAP divided by the weighted average occupied apartment units for the reporting period presented.

Bad Debt, Net – Change in rental income due to bad debt write-offs and reserves, net of amounts collected on previously written-off or reserved accounts.

Blended Rate – The weighted average of New Lease Change and Renewal Rate Achieved.

Capital Expenditures to Real Estate:

Accessory Dwelling Units (ADU) – Includes costs to convert existing underutilized spaces of our properties into new apartment units.

NOI-Enhancing – Primarily includes Renovation Expenditures as well as sustainability, property-level technology and ADU expenditures that are intended to increase revenues or decrease expenses.

Recurring – Capital expenditures necessary to help preserve the value of and maintain the functionality of our apartment properties.

Renovation Expenditures – Apartment unit renovation costs (primarily kitchens and baths) designed to reposition these units for higher rental levels in their respective markets.

Debt Balances:

Commercial Paper Program – The Company may borrow up to a maximum of $1.5 billion under its Commercial Paper Program subject to market conditions. The notes bear interest at various floating rates.

Revolving Credit Facility – The Company’s $2.5 billion unsecured revolving credit facility matures December 3, 2030. The interest rate on advances under the facility will generally be SOFR plus a spread (currently 0.725%), or based on bids received from the lending group, and an annual facility fee (currently 0.125%). Both the spread and the facility fee are dependent on the Company’s senior unsecured credit rating. In addition, the Company limits its utilization of the facility in order to maintain liquidity to support its $1.5 billion Commercial Paper Program along with certain other obligations. The following table presents the availability on the Company’s unsecured revolving credit facility:

March 31, 2026
Unsecured revolving credit facility commitment	$2,500,000
Commercial paper balance outstanding	(749,520)
Unsecured revolving credit facility balance outstanding	—
Other restricted amounts	(3,464)
Unsecured revolving credit facility availability	$1,747,016

Debt Covenant Compliance – Our unsecured debt includes certain financial and operating covenants including, among other things, maintenance of certain financial ratios. These provisions are contained in the indentures applicable to each notes payable or the credit agreement for our line of credit. The Debt Covenant Compliance ratios that are provided show the Company's compliance with certain covenants governing our public unsecured debt. These covenants generally reflect our most restrictive financial covenants. The Company was in compliance with its unsecured debt covenants for all periods presented.

1st Quarter 2026 Earnings Release	26

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Development Yield – NOI that the Company anticipates receiving in the next 12 months following stabilization less an estimate of property management costs/management fees allocated to the project (generally ranging from 3.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $50-$150 per apartment unit depending on the type of asset) divided by the Total Budgeted Capital Cost of the asset. The weighted average Development Yield for development properties is weighted based on the projected NOI streams and the relative Total Budgeted Capital Cost for each respective property.

Disposition Yield – NOI that the Company anticipates giving up in the next 12 months less an estimate of property management costs/management fees allocated to the project (generally ranging from 3.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $250-$600 per apartment unit depending on the age and condition of the asset) divided by the gross sales price of the asset. The weighted average Disposition Yield for sold properties is weighted based on the projected NOI streams and the relative sales price for each respective property.

Earnings Per Share ("EPS") – Net income per share calculated in accordance with GAAP. Expected EPS is calculated on a basis consistent with actual EPS. Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual EPS could differ materially from expected EPS.

EBITDA for Real Estate and Normalized EBITDA for Real Estate:

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) – The National Association of Real Estate Investment Trusts (“Nareit”) defines EBITDAre (September 2017 White Paper) as net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, impairment write-downs of depreciated operating properties, impairment write-downs of investments in unconsolidated entities caused by a decrease in value of depreciated operating properties within the joint venture and adjustments to reflect the Company’s share of EBITDAre of investments in unconsolidated entities.

The Company believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of the Company’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry, and by excluding gains or losses related to sales or impairment of depreciated operating properties, EBITDAre can help compare the Company’s credit strength between periods or as compared to different companies.

Normalized Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“Normalized EBITDAre”) – Represents net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for non-comparable items. Normalized EBITDAre, total debt to Normalized EBITDAre and net debt to Normalized EBITDAre are important metrics in evaluating the credit strength of the Company and its ability to service its debt obligations. The Company believes that Normalized EBITDAre, total debt to Normalized EBITDAre, and net debt to Normalized EBITDAre are useful to investors, creditors and rating agencies because they allow investors to compare the Company’s credit strength to prior reporting periods and to other companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company’s actual credit quality.

Economic Gain (Loss) – Economic Gain (Loss) is calculated as the net gain (loss) on sales of real estate properties in accordance with GAAP, excluding accumulated depreciation. The Company generally considers Economic Gain (Loss) to be an appropriate supplemental measure to net gain (loss) on sales of real estate properties in accordance with GAAP because it is one indication of the gross value created by the Company's acquisition, development, renovation, management and ultimate sale of a property and because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold property. The following table presents a reconciliation of net gain (loss) on sales of real estate properties in accordance with GAAP to Economic Gain (Loss):

Quarter Ended March 31, 2026
Net Gain (Loss) on Sales of Real Estate Properties	$(32)
Accumulated Depreciation Gain	—
Economic Gain (Loss)	$(32)

1st Quarter 2026 Earnings Release	27

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

FFO and Normalized FFO:

Funds From Operations (“FFO”) – Nareit defines FFO (December 2018 White Paper) as net income (computed in accordance with GAAP), excluding gains or losses from sales and impairment write-downs of depreciable real estate and land when connected to the main business of a REIT, impairment write-downs of investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and depreciation and amortization related to real estate. Adjustments for partially owned consolidated and unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Expected FFO per share is calculated on a basis consistent with actual FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that FFO and FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses from sales and impairment write-downs of depreciable real estate and excluding depreciation related to real estate (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to Common Shares and Units can help compare the operating performance of a company’s real estate between periods or as compared to different companies.

Normalized Funds From Operations ("Normalized FFO" or "NFFO") – Normalized FFO begins with FFO and excludes:

•
the impact of any expenses relating to non-operating real estate asset impairment;
•
pursuit cost write-offs;
•
gains and losses from early debt extinguishment and preferred share redemptions;
•
gains and losses from non-operating assets; and
•
other miscellaneous items.

Expected Normalized FFO per share is calculated on a basis consistent with actual Normalized FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that Normalized FFO and Normalized FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company because they allow investors to compare the Company's operating performance to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual operating results.

FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units do not represent net income, net income available to Common Shares or net cash flows from operating activities in accordance with GAAP. Therefore, FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units should not be exclusively considered as alternatives to net income, net income available to Common Shares or net cash flows from operating activities as determined by GAAP or as a measure of liquidity. The Company's calculation of FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

FFO available to Common Shares and Units and Normalized FFO available to Common Shares and Units are calculated on a basis consistent with net income available to Common Shares and reflects adjustments to net income for preferred distributions and premiums on redemption of preferred shares in accordance with GAAP. The equity positions of various individuals and entities that contributed their properties to the Operating Partnership in exchange for OP Units are collectively referred to as the "Noncontrolling Interests – Operating Partnership". Subject to certain restrictions, the Noncontrolling Interests – Operating Partnership may exchange their OP Units for Common Shares on a one-for-one basis.

1st Quarter 2026 Earnings Release	28

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

The following table presents reconciliations of EPS to FFO per share and Normalized FFO per share for Consolidated Statements of Funds From Operations and Normalized Funds From Operations.

	Actual	Actual	Expected	Expected
	Q1 2026	Q1 2025	Q2 2026	2026
	Per Share	Per Share	Per Share	Per Share
EPS – Diluted	$0.24	$0.67	$0.28 to $0.32	$1.28 to $1.40
Depreciation expense	0.65	0.66	0.64	2.56
Net (gain) loss on sales	—	(0.39)	0.05	0.05
Impairment – operating real estate assets	—	—	—	—

FFO per share – Diluted	0.89	0.94	0.97 to 1.01	3.89 to 4.01

Adjustments (1):
Impairment – non-operating real estate assets	—	—	—	—
Write-off of pursuit costs	—	—	—	0.01
Debt extinguishment and preferred share redemption (gains) losses	—	—	—	—
Non-operating asset (gains) losses	—	—	—	—
Other miscellaneous items	0.10	0.01	0.01	0.12

Normalized FFO per share – Diluted	$0.99	$0.95	$0.98 to $1.02	$4.02 to $4.14

(1)
See Adjustments from FFO to Normalized FFO for additional detail.

Lease-Up NOI – Represents NOI for development properties: (i) in various stages of lease-up; and (ii) where lease-up has been completed but the properties were not stabilized (defined as having achieved 90% Physical Occupancy for three consecutive months) for all of the current and comparable periods presented.

Leasing Concessions – Reflects upfront discounts on both new move-in and renewal leases on a straight-line basis.

Net Operating Income (“NOI”) – NOI is the Company’s primary financial measure for evaluating each of its apartment properties. NOI is defined as rental income less direct property operating expenses (including real estate taxes and insurance). The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company's apartment properties. NOI does not include an allocation of property management expenses either in the current or comparable periods. Rental income for all leases and operating expense for ground leases (for both same store and non-same store properties) are reflected on a straight-line basis in accordance with GAAP for the current and comparable periods.

The following tables present reconciliations of net income per the consolidated statements of operations to NOI, along with rental income, operating expenses and NOI per the consolidated statements of operations allocated between same store and non-same store/other results and further allocated between Residential same store and Non-Residential same store results (see Same Store Results):

	Quarter Ended March 31,
	2026	2025
Net income	$93,101	$264,798
Adjustments:
Property management	35,141	35,816
General and administrative	16,865	18,255
Depreciation	247,496	256,746
Net (gain) loss on sales of real estate properties	32	(154,152)
Interest and other income	(2,238)	(1,692)
Other expenses	40,788	4,156
Interest:
Expense incurred, net	77,370	72,114
Amortization of deferred financing costs	2,145	2,144
Income and other tax expense (benefit)	422	422
(Income) loss from investments in unconsolidated entities	2,042	6,411
Net (gain) loss on sales of land parcels	—	67
Total NOI	$513,164	$505,085

1st Quarter 2026 Earnings Release	29

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

	Quarter Ended March 31,
Rental income:	2026	2025
Residential same store	$719,667	$703,612
Non-Residential same store	26,811	27,016
Total same store	746,478	730,628
Non-same store/other	33,368	30,182
Total rental income	779,846	760,810
Operating expenses:
Residential same store	240,114	231,903
Non-Residential same store	8,444	7,718
Total same store	248,558	239,621
Non-same store/other	18,124	16,104
Total operating expenses	266,682	255,725
NOI:
Residential same store	479,553	471,709
Non-Residential same store	18,367	19,298
Total same store	497,920	491,007
Non-same store/other	15,244	14,078
Total NOI	$513,164	$505,085

New Lease Change – The net effective change in rent (inclusive of Leasing Concessions) for a lease with a new or transferring resident compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Non-Residential – Consists of revenues and expenses from retail and public parking garage operations.

Non-Same Store Properties – For annual comparisons, primarily includes all properties acquired during 2025 and 2026, plus any properties in lease-up and not stabilized as of January 1, 2025. Unless otherwise noted, includes both Residential and Non-Residential operations for these properties.

Percentage of Residents Renewing – Leases renewed expressed as a percentage of total renewal offers extended during the reporting period.

Physical Occupancy – The weighted average occupied apartment units for the reporting period divided by the average of total apartment units available for rent for the reporting period.

Pricing Trend – Weighted average of 12-month base rent including amenity amount less Leasing Concessions on 12-month signed leases for the reporting period.

Renewal Rate Achieved – The net effective change in rent (inclusive of Leasing Concessions) for a new lease on an apartment unit where the lease has been renewed as compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Residential – Consists of multifamily apartment revenues and expenses.

Same Store Operating Expenses:

Insurance – Includes third-party insurance premiums, broker fees and other insurance-related procurement fees along with an allocation of estimated uninsured losses.

On-site Payroll – Includes payroll and related expenses for on-site personnel including property managers, leasing consultants and maintenance staff.

Other On-site Operating Expenses – Includes ground lease costs and administrative costs such as office supplies, telephone and data charges and association and business licensing fees.

Repairs and Maintenance – Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair and maintenance costs.

Utilities – Represents gross expenses prior to any recoveries under the Resident Utility Billing System (“RUBS”). Recoveries are reflected in rental income.

1st Quarter 2026 Earnings Release	30

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Same Store Properties – For annual comparisons, primarily includes all properties acquired or completed that are stabilized prior to January 1, 2025, less properties subsequently sold. Properties are included in Same Store when they are stabilized for all of the current and comparable periods presented. Unless otherwise noted, includes both Residential and Non-Residential operations for these properties.

Same Store Residential Revenues – Revenues from our Residential Same Store Properties only presented on a GAAP basis which reflects the impact of Leasing Concessions on a straight-line basis.

Same Store Residential Revenues with Leasing Concessions on a cash basis is presented in Same Store Results and is considered by the Company to be a supplemental measure to Same Store Residential Revenues in conformity with GAAP to help investors evaluate the impact of both current and historical Leasing Concessions on GAAP-based Same Store Residential Revenues and to more readily enable comparisons to revenue as reported by other companies. Same Store Residential Revenues with Leasing Concessions on a cash basis reflects the impact of Leasing Concessions used in the period and allows an investor to understand the historical trend in cash Leasing Concessions.

% of Stabilized Budgeted NOI – Represents original budgeted 2026 NOI for stabilized properties and projected annual NOI at stabilization (defined as having achieved 90% Physical Occupancy for three consecutive months) for properties that are in lease-up.

Total Budgeted Capital Cost – Estimated remaining cost for projects under development and/or developed plus all capitalized costs incurred to date, including land acquisition costs, construction costs, capitalized real estate taxes and insurance, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, plus any estimates of costs remaining to be funded for all projects, all in accordance with GAAP. Amounts for partially owned consolidated and unconsolidated properties are presented at 100% of the project.

Total Market Capitalization – The aggregate of the market value of the Company’s outstanding common shares, including restricted shares, the market value of the Company’s operating partnership units outstanding, including restricted units (based on the market value of the Company’s common shares) and the outstanding principal balance of debt. The Company believes this is a useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common shares trade. However, because this measure of leverage changes with fluctuations in the Company’s share price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable.

Traffic – Consists of an expression of interest in an apartment by completing an in-person tour, self-guided tour or virtual tour that may result in an application to lease.

Transaction Accretion (Dilution) – Represents the spread between the Acquisition Cap Rate and the Disposition Yield.

Turnover – Total Residential move-outs (including inter-property and intra-property transfers) divided by total Residential apartment units. Retention rate is the opposite of Turnover.

Unencumbered NOI % – Represents NOI generated by consolidated real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by all of the Company's consolidated real estate assets.

Weighted Average Coupons – Contractual interest rate for each debt instrument weighted by principal balances as of March 31, 2026. In case of debt for which fair value hedges are in place, the rate payable under the corresponding derivatives is used in lieu of the contractual interest rate.

Weighted Average Rates – Interest expense for each debt instrument for the quarter ended March 31, 2026 weighted by its average principal balance for the same period. Interest expense includes amortization of premiums, discounts and other comprehensive income on debt and related derivative instruments. In case of debt for which derivatives are in place, the income or expense recognized under the corresponding derivatives is included in the total interest expense for the period.

1st Quarter 2026 Earnings Release	31